Exhibit 11

             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                Computation of Earnings (Loss) per Common Share
                                   (unaudited)

                    (in thousands, except per share amounts)




                                                     THREE MONTHS ENDED
                                                     ------------------
                                                      May 31,    May 31,
                                                       1998       1997
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Average shares of
  common stock outstanding                            18,765     18,016
Common stock equivalents                                   -        103
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Total common stock and equivalents
  assuming full dilution                              18,765     18,119
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Net earnings (loss)
  applicable to common stock                        $(24,301)   $ 2,000
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Earnings (loss) per
  share of common stock:
    Basic                                           $  (1.30)   $   .11
    Diluted                                         $  (1.30)   $   .11
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Basic earnings (loss) per share are computed by dividing net earnings (loss)
by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.